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                                                                    EXHIBIT 99.1

DATE:    03/26/03

TO:      All Media

FROM:    Standard Management
         10689 N. Pennsylvania Street
         Indianapolis, Indiana 46280

CONTACT: Gerald R. Hochgesang
         Investor Relations
         Phone: 317-574-5221

                  STANDARD MANAGEMENT ANNOUNCES APPOINTMENT OF
                          MURRAY I. FIRESTONE, PH.D. AS
                         CEO OF HEALTH SERVICES DIVISION

(Indianapolis, IN) Standard Management Corporation (NASDAQ: SMAN) announced today the appointment of Murray I. Firestone, Ph.D., as Chief Executive Officer of U.S. Health Services Corporation, a wholly-owned subsidiary of Standard Management Corporation. U.S. Health Services is deploying a vertically integrated, national distribution platform, making pharmaceutical and other goods and services available at critical points of access along the care continuum.

Dr. Firestone has over 25 years experience as both a senior executive in healthcare management and as a healthcare provider, specializing in the architecture of innovative healthcare delivery systems. Most recently, as Managing Director of Health Ventures, LLC, he focused on the creation, management and financing of high growth-potential companies in specialty healthcare niche markets. These companies included specialty pharmaceutical goods and services, nutraceuticals, informatics, and home telemonitoring.

Prior to leading Health Ventures, Dr. Firestone was President, Corporate Business Development and President, MultiMedia Division for Med Diversified, a publicly traded company offering a full spectrum of healthcare products and services to alternate sites and the home.

According to Ronald D. Hunter, Chairman of Standard Management, "Dr. Firestone brings a wealth of operational expertise and healthcare relationships to the Company. His expertise in specialty healthcare niche markets positions U.S. Health Services Corporation as a leader in the industry."

 "I am delighted to join the Standard Management team to assist in the execution of Mr. Hunter's vision for its U.S. Health Services division," stated Dr. Firestone. "The combination of Standard


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Management's financial services platform along with its commitment to Health
Services is unique to the industry. Health Services is fortunate in its opportunity to leverage on the substantial asset base and proven success of Standard Management's history of growing highly regulated businesses."


Standard Management is a financial holding company headquartered in Indianapolis, IN. U.S. Health Services is a wholly-owned subsidiary of Standard Management also headquartered in Indianapolis. Information about both companies can be obtained by calling the Investor Relations Department at 317-574-5221 or via the Internet at http://www.SMAN.com.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 37A of the Securities Exchange Act of 1934, including statements regarding the company's hopes, beliefs, intentions, or strategies regarding the future. Forward-looking statements include expectation of growth rates, new business, and acquisitions.